UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2024

KeyStar Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-56290	85-0738656
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

78 SW 7th Street, Suite 500, Miami, Florida	33130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 783-9435

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

KeyStar Corp., a Nevada corporation (the “Company”) disclosed in a Form 8-K filed with the SEC on January 17, 2023 that Mr. John Linss (“Linss”) resigned as a member of the Company’s board of directors and as its Chief Executive Officer, Principal Executive Officer, President and Chief Technology Officer pursuant to the terms of a Separation Agreement and Release dated and effective January 10, 2023. The Separation Agreement and Release provided for the purchase, at a future date mutually agreed upon by the parties, of 3,313,333 shares of the Company’s Series C Preferred Stock (the “Shares”) for a purchase price of $2,000,000. Linss holds 2,980,000 of the Shares in his name, and the other 333,333 Shares are held in the name of Corespeed, LLC. Linss is the sole member of Corespeed, LLC and the beneficial owner of the Shares held by Corespeed, LLC.

The Company also disclosed in a Form 8-K filed with the SEC on March 2, 2023 that on February 27, 2023, the Company entered into Stock Redemption and Purchase Agreements with Linss and Corespeed, LLC (together, the “Purchase Agreements”) for the purchase of the Shares. The Company paid $300,000 at the closing and entered into a promissory note (the “Note”) with Linss for the remaining $1,700,000 of the purchase price. The Note bears interest at a rate of 5% per annum, does not include early prepayment penalties, and requires the following payments: (i) no less than $850,000.00, in aggregate, of one or more payments is due by the 12-month anniversary of the Note; and (ii) a balloon payment for the balance of the Note is due by the earlier of the 24-month anniversary of the Note or five days after the Company’s common stock is listed for public trading on either the Nasdaq Stock Market, the New York Stock Exchange, or the NYSE American.

On February 23, 2024, the Company and Linss entered into a First Amendment to Promissory Note dated February 19, 2024 (the “Note Amendment”) which amended the repayment terms of the Note. Pursuant to the Note Amendment, the Note will be repaid as follows: (i) $425,000.00 of the indebtedness will be paid on or before February 27, 2024 (which it was); (ii) commencing on April 1, 2024, and continuing on the first day of each calendar month thereafter, equal monthly payments of principal and interest (based on a two (2) year amortization) in the amount of Fifty-Nine Thousand Six Hundred Sixty-Five and 09/100 Dollars ($59,665.09) shall be due and payable; and (iii) the balance of the indebtedness will be paid on the Maturity Date.

The “Maturity Date” is defined as the earliest of: (a) April 1, 2026; (b) upon the occurrence of an Uplisting (as hereafter defined), the fifth day after the occurrence of the Uplisting; or (c) upon the occurrence of a Change of Control (as hereafter defined), the fifth day after the occurrence of the Change of Control. The term “Uplisting” means the listing of shares of the Maker’s common stock on The New York Stock Exchange, The NYSE American, The Nasdaq Global Market, The Nasdaq Global Select Market, The Nasdaq Capital Market or any successor or substantially equivalent national securities exchange. The term “Change of Control” means the consummation of: (a) a sale, transfer, exclusive license or other disposition, in one transaction or a series of related transactions, of all or substantially all of the Maker’s and its subsidiaries’ assets, taken as a whole (except where such sale, transfer, license or other disposition is to a wholly-owned subsidiary of the Maker); (b) the merger or consolidation of the Maker with or into another entity, except any merger or consolidation in which the holders of capital stock of the Maker immediately prior to such merger or consolidation continue to hold a majority of the voting power of the capital stock of the Maker or the surviving or acquiring entity, (or, if the surviving or acquiring entity is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent entity of such surviving or acquiring entity); (c) the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Maker’s securities), of the Maker’s securities if, after such consummation, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Maker (or the surviving or acquiring entity, or the parent entity of such surviving or acquiring entity); or (d) a liquidation, voluntary or involuntary dissolution or winding up of the Maker.

The foregoing summary of the Note Amendment is qualified in its entirety by reference to the full text of the Note Amendment which is attached hereto as Exhibit 10.1, and incorporated herein by reference. You are urged to read said exhibit attached hereto in its entirety.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 are incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosures set forth in Item 1.01 are incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	First Amendment to Promissory Note made by KeyStar Corp. for the benefit of John Linss, dated February 19, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2024	KEYSTAR CORP.

	By:	/s/ Bruce Cassidy
Bruce Cassidy, Interim CEO